William D. Chapman Director, Investor Relations and External Communications 847-535-0881 www.grainger.com	Robb M. Kristopher Manager, External Communications 847-535-0879 www.grainger.com

GRAINGER REPORTS EPS OF 69 CENTS FOR 2004 FIRST QUARTER
AND RAISES 2004 EPS GUIDANCE

CHICAGO, April 16, 2004 – Grainger (NYSE: GWW) today reported a 21 percent increase in earnings per share for the first quarter ended March 31, 2004. Sales were $1.2 billion, up 8 percent over the prior year’s first quarter. Net earnings were up 19 percent to $62.6 million. Earnings per share were 69 cents versus 57 cents in the 2003 first quarter. The 2004 quarter had one additional selling day.

“We achieved strong sales and earnings growth this quarter due to the strengthening economy and our improved customer service,” said Grainger’s Chairman and Chief Executive Officer Richard L. Keyser.

“Over the past few years we’ve invested in our operations to improve performance and accelerate growth. We completed our logistics network project in March with the opening of our ninth distribution center in New Jersey. All of our distribution centers are up and running, and we continue to see productivity improvements while increasing product availability. The new logistics network provides the platform to grow our business.”

W.W. Grainger, Inc. - 2004 first quarter results

Keyser added, “In the first quarter we launched the second phase of our market expansion program and, to improve customer coverage, we added more than 100 sales representatives. We expect to see additional sales growth from these programs throughout the year.”

Branch-based Distribution
Sales in the Branch-based Distribution segment increased by 7 percent in the 2004 first quarter. Sales in the United States were up 6 percent; sales to government accounts rose 9 percent, national accounts grew 7 percent and all other customer accounts were up 5 percent. Sales processed through grainger.com increased 25 percent to $143 million from $115 million in 2003.

A weak U.S. dollar accounted for Canada’s 15 percent increase in sales for the quarter. Sales in Mexico were up 13 percent for the quarter driven by increased Internet sales, telesales and the effect of two branch expansions in 2003.

Operating earnings for the quarter were up 17 percent, a result of increased sales, improved gross margins, and proportionately lower operating expenses. Operating expenses included two programs, market expansion and accelerating the SAP installation. Expenses for both are expected to ramp up in subsequent quarters.

Lab Safety Supply
Sales for Lab Safety increased 20 percent for the quarter largely due to the acquisition of Gempler’s in April 2003. Operating earnings were up 9 percent reflecting the sales increase partially offset by lower gross profit margins driven by a customer loyalty program at Gempler’s. Lab Safety plans to continue to invest in catalog media to strengthen its customer file.

W.W. Grainger, Inc. - 2004 first quarter results

Integrated Supply
Sales for Grainger Integrated Supply were up 3 percent for the quarter due to sales at new customer sites. Operating earnings for this segment were down 7 percent for the quarter, the result of severance expenses and lower management fees.

Other
A reduced tax rate benefited the company in the quarter. Excluding the impact of unconsolidated entities, the effective tax rate decreased from 40 percent to 38 percent, adding 2 cents to EPS in the quarter. A reduced tax rate in Canada and the realization of tax loss carryforwards for the Mexican operation contributed to this rate decrease.

Stronger earnings and continued improvements in working capital management contributed to operating cash flow of $93 million for the quarter versus $50 million in 2003. Capital expenditures in the quarter were $15 million. For the full year, the company now anticipates capital expenditures of no more than $200 million, in part because of a higher number of branches in the market expansion program may be leased instead of purchased. During the quarter, the company repurchased 785,300 shares of stock. Approximately 8.3 million shares remain under the current authorization.

Keyser concluded, “Previously, we had forecast earnings per share for 2004 between $2.45 and $2.70. Today, we are increasing our earnings per share guidance to $2.60 to $2.80 for 2004 due to the lower tax rate and strong execution in the first quarter.”

W.W. Grainger, Inc. - 2004 first quarter results

W.W. Grainger, Inc. (NYSE: GWW), with 2003 sales of $4.7 billion, is the leading broad line supplier of facilities maintenance products serving businesses and institutions throughout North America. Through its network of nearly 600 branches, 17 distribution centers and multiple Web sites, Grainger helps customers save time and money by providing them with the right products to keep their facilities running.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities laws. The forward-looking statements relate to the Company’s expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “provides the platform”, “expect”, “expected”, “plans to continue”, “anticipates”, “forecast”, “earnings per share guidance” or similar expressions. There are risks and uncertainties the outcome of which could cause the Company’s results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the Company’s most recent annual report, as well as the Company’s Form 10-K and other reports filed with the Securities Exchange Commission, containing a discussion of the Company’s business and of various factors that may affect it.

W.W. Grainger, Inc. - 2004 first quarter results

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands of dollars except for per share amounts)

	Three Months Ended March 31,
	2004	2003*
Net sales	$1,227,799	$1,139,269
Cost of merchandise sold	780,334	729,160

Gross profit	447,465	410,109
Warehousing, marketing, and administrative expenses	346,717	318,702

Operating earnings	100,748	91,407

Other income and (expense)
Interest income	1,232	773
Interest expense	(1,413)	(1,435)
Equity in loss of unconsolidated entities	(345)	(1,055)
Gain on sales of unconsolidated entities	750	0
Unclassified-net	141	(1,646)

Net other income and (expense)	365	(3,363)

Earnings before income taxes	101,113	88,044
Income taxes	38,554	35,640

Net earnings	$62,559	$52,404

Net earnings per share
- Basic	$0.69	$0.58
- Diluted	$0.69	$0.57

Average number of shares outstanding
- Basic	90,219,290	90,865,346
- Diluted	91,273,433	92,584,753

*Under Emerging Issues Task Force (EITF) Issue 02-16, “Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor”, the company has classified vendor funded advertising allowances as cost of merchandise sold for 2004. For the first quarter of 2003, vendor funded advertising allowances of $16.3 million have been reclassified to cost of merchandise sold from operating (advertising) expenses for comparability. 2003 operating earnings were not affected.

Supplemental financial information concerning the quarter ended March 31, 2004 is available upon request. Requests may be submitted electronically via the Investor Relations section of www.grainger.com or by contacting Renee Young, Manager, Financial Communications at 847/535-1544 or young.r.x@grainger.com.

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